Edward C. Lee, CPA

9420 Telstar Avenue, Suite 101

El Monte, California 91731

June 1, 2001

Mr. Kenneth Kang Yeh, CEO/President

MEDIA888, INC.

9420 Telstar Avenue, Suite 211

El Monte, CA 91731

Re: Filing under Regulation S-B

Dear Mr. Yeh:

We have reviewed the financial statements of DIT Ventures, Inc. (DITV) for the quarter ended March 31, 2001. Since DIT Ventures, Inc. have officially changed its name to MEDIA888, Inc. on April 17, 2001, we hereby grant our consent for DITV to change its corporate name on our reviewed report (dated May 21, 2001) to MEDIA888, Inc. for the purpose of its filing under Regulation S-B.

Very truly yours,

/S/ EDWARD C. LEE

Edward C. Lee, CPA

El Monte, California